Exhibit 99.1

RISK FACTORS

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, set forth below are cautionary statements identifying important factors that could cause actual events or results to differ materially from any forward-looking statements made by or on behalf of us, whether oral or written. We wish to ensure that any forward-looking statements are accompanied by meaningful cautionary statements. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following important factors that could cause actual events or results to differ materially from our forward-looking statements. Additional risk factors relating to our business are identified in our Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission.

If we do not enter into a new transaction for the sale of the businesses and short term financing, we will not be able to avoid insolvency proceedings

Claranet has delivered a notice of termination of the Amended Asset Sale and the Amended Facility Agreement. We will require new financing to be able to continue our operations as a going concern. We currently are engaged in discussions with other parties regarding an alternative transaction to sell VIA’s businesses and to provide financing of the operations pending the completion of such a transaction. If we are not able to consummate a transaction within the next several weeks, we may find it difficult to avoid insolvency proceedings.

We are continuing to incur substantial losses and reductions in cash.

We have incurred substantial losses for the year ended December 31, 2004 and the three and six months ended June 30, 2005, and our cash position has continued to deteriorate. We are meeting our needs for operating cash with proceeds from a recent sale of a Swiss subsidiary, use of the deposit provided by the Purchaser in connection with the original letter of intent, and we will begin to draw upon the working capital facility provided by the Purchaser. If we continue to operate our business, we will continue to incur claims, liabilities and expenses from operations (such as operating costs, salaries, lease payments, insurance, payroll and local taxes, legal and accounting fees and miscellaneous office expenses). We would also continue to face competition within the industry from well-established national, regional and independent competitors with greater financial and other resources than us. In addition, perception of our financial condition adversely affects our business. We cannot assure that we will not continue to incur substantial losses if we continue to conduct our operations.

We rely on telecommunications providers in our markets to provide our customers with reliable access to our services, and failures or delays in providing access could limit our ability to service our customers and impact our revenues and operating results

Our customers typically access our services either through their normal telephone lines or dedicated lines provided by local telecommunications providers specifically for the purposes of accessing and utilizing the Internet. Our customers are usually required to maintain their telephone line to utilize certain of our resold voice services or must have a pre-existing voice service prior to switching to our voice service, depending on the resold voice service we offer. In some of our markets, we experience delays in delivery of new telephone or dedicated lines that prevent our customers from utilizing our services. These delays result in lost revenues. Additionally, some local telecommunications providers that provide Internet services provide delivery of telephone or dedicated lines to their own Internet customers on a preferential basis, which may cause us to lose current and potential customers. We also lease network capacity and VPNs from telecommunications providers and rely on the quality and availability of their service. These companies may experience disruptions of service, which could disrupt our services to, or limit Internet access for, our customers. We may not be able to replace or supplement these services on a timely basis or in a cost-effective manner, which may result in customer dissatisfaction and lost revenues. In addition, to the extent that alternative local access providers fail in any particular market, the incumbent telecommunications providers will experience less competitive price pressure for access, which could increase our cost structures and impair our profit margins.

We depend on the reliability of our network and systems, and a failure or a breach of our security measures could result in a loss of customers and reduced revenues

We are able to deliver services only to the extent that our network and systems are protected against damages from technical, network or system failures, computer viruses, natural disasters and unauthorized access or intentional acts or omissions caused by third parties. Any failure, accident or security breach that causes interruptions in our operations could impair our ability to provide services to our customers and negatively impact our revenues and results of operations. To the extent that any disruption or security breach results in a loss or damage to our customers’ data or applications, or inappropriate disclosure of confidential information, we may incur liability as a result. In addition, we may incur additional costs to remedy the damages caused by these disruptions or security breaches. Although we currently possess errors and omissions insurance and business interruption insurance, these policies may not provide effective coverage upon the occurrence of a material event or a combination of events.